UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP JCP SINGLE-ASSET PARTNERSHIP, LP JCP INVESTMENT PARTNERS, LP JCP INVESTMENT HOLDINGS, LLC JCP INVESTMENT MANAGEMENT, LLC JAMES C. PAPPAS BRETT W. FRAZIER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP Investment Management”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying GOLD proxy card to be used to solicit votes for the election of JCP Investment Management’s slate of two highly-qualified director nominees to the Board of Directors of Casella Waste Systems, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

On November 4, 2015, JCP Investment Management issued the following press release announcing the withdrawal of its slate of nominees for election to the Board of Directors of the Company at the Annual Meeting. JCP Investment Management will not vote any proxies received from stockholders of the Company at the Annual Meeting.

JCP INVESTMENT MANAGEMENT ISSUES STATEMENT REGARDING CASELLA’S ANNUAL MEETING AND CORPORATE IMPROVEMENTS DUE TO JCP’S PROXY CONTEST

HOUSTON, TX – November 4, 2015 - JCP Investment Management, LLC (together with its affiliates, “JCP”), the beneficial owner of approximately 5.7% of the outstanding Class A shares of Casella Waste Systems, Inc. (NASDAQ: CWST) (“Casella” or the “Company”), issued the following statement regarding the November 6, 2015 Annual Meeting of Casella.

James Pappas, Managing Member of JCP, said, “Over the course of this year, JCP has fought relentlessly to bring attention to the (1) sustained underperformance, (2) poor capital allocation, and (3) extremely weak corporate governance at Casella.   We are encouraged that as a result of our campaign and the strong support we received from our fellow stockholders, Casella has made the following positive changes after our public announcement on April 28, 2015:

•
July 7, 2015 – John Chapple stepped down as a director from the class of directors with terms ending at the Annual Meeting (the “2015 Class”) having been on the board since 1994; Jim O’Connor, a new independent director, joined the Board in the resulting vacancy in the 2015 Class.

•
September 1, 2015 – Jim McManus stepped down as director in the 2015 Class having been on the board since 2005; Bill Hulligan, new independent director, joined the Board in the resulting vacancy in the 2015 Class.

•	September 1, 2015 – Casella adopted a number of corporate governance changes including the following:

o	Adoption of majority vote resignation policy for only uncontested elections, but not for contested elections;

o	Adoption of stock ownership guidelines for executives;

o	Adoption of policy restricting hedging and pledging activities

•	September 2015 – Casella released earnings guidance for 2018, including:

o	Commitment to a EBITDA guidance

o	Commitment to a Free Cash Flow guidance

o	Commitment to decrease leverage

•	October 19, 2015 – Greg Peters stepped down as Lead Director; recent addition to the Board; Jim O’Connor, appointed Lead Director”

Pappas commented, “We are gratified to have served as the catalyst for these positive first steps in the right direction and are inclined to give the new Board a chance to deliver on its promises to shareholders.  In that regard we have decided to withdraw our nomination of directors ensuring the election of the incumbent slate.  We believe this will position us well to monitor the progress of the Board’s current plan and we fully expect shareholders to hold the Board and management accountable for any failure to deliver on their plan - now and in the future. Importantly, even with these big concessions, we estimate stockholders made a strong showing of support for the election of JCP’s nominees. This strong support is a clear message: the Board must either deliver fully on their plan or shareholders expect to see a full strategic review process for the sale of the Company, not just undertaken but completed in a value-maximizing manner for Class A shareholders.  JCP intends to remain a vigilant and vocal shareholder of Casella.  We will monitor the new Board’s progress executing on its commitments and we will do whatever is necessary to protect shareholder rights and maximize shareholder value at Casella.”

“It is our hope that the Board will respond appropriately to shareholders’ strong support for JCP’s platform of stronger corporate governance by making voluntary enhancements to, at a minimum:

(1)	declassify the Board structure and allow for annual accountability of directors;

(2)
increase the representation on the Board of Class A public shareholders who currently have approximately 80% voting power, but only 1 of 9 Board seats (in contrast, Class B shareholders, John and Doug Casella,  have only 20% of the vote yet have 2 of 9 Board seats).”

Pappas concluded, “One of the positive results of this process was that it caused the directors to hear firsthand the long-standing frustration of stockholders, and we expect that as a result they will objectively evaluate all strategies to unlock value at Casella.  We want to thank our fellow stockholders for their support and contribution to this long overdue and healthy debate about the future of our Company, and encourage them to keep up the pressure through the 2016 annual meeting and beyond so that accountability for Casella management and the new Board continues beyond this annual meeting.”

Sincerely,

James Pappas

JCP Investment Management, LLC

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

Contact:

James Pappas
JCP Investment Management, LLC
(713) 333-5540